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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of
                    the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 30, 1999
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                     Mechanical Technology Incorporated
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           (Exact name of registrant as specified in its charter)

                                 New York
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       (State or other jurisdiction of incorporation or organization)

         0-6890                                      14-1462255
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 (Commission File Number)             (I.R.S. Employer Identification No.)

968 Albany-Shaker Road, Latham, New York                      12110
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(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code   (518) 785-2211
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Item 5.   Other Events.

Mechanical Technology Inc.'s ("Mechanical
Technology") fuel cell affiliate, Plug Power, Inc. ("Plug Power"), filed a registration statement with the Securities and Exchange Commission, in connection with the initial public offering of its common stock. In connection with Plug Power's offering, Mechanical Technology agreed that if the public offering price of Plug Power's stock is greater than $7.50 per share, it will purchase 3 million shares of Plug Power stock at the fixed price of $7.50 per share, pursuant to the Mandatory Capital Contribution Agreement between Mechanical Technology and Plug Power, dated as of January 26, 1999. Mechanical Technology currently owns 10,704,315 shares of Plug Power. After this purchase, Mechanical Technology will own 13,704, 315 shares of Plug Power common stock, which amounts to approximately 37% of the outstanding common stock of Plug Power immediately prior to the offering.

In order to fund its commitment to purchase Plug Power shares, the Company has received a commitment from KeyBank, NA to lend $22.5 million as of the closing of the Plug Power offering. The loan will be secured by the Company's interest in Plug Power shares and a debt service reserve account of $3.5 million (at loan inception). The loan term is 36 months, with interest only payments for the first 18 months at the prime rate, then quarterly installments of $3,750,000. If certain performance standards are achieved, the interest rate on the debt may be reduced. The loan commitment
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requires the Company to meet certain collateral value ratios.  The commitment expires as of November 30, 1999.




                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MECHANICAL TECHNOLOGY INCORPORATED

Date:   August 30, 1999               By:   /s/ Cynthia A. Scheuer
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                                         Cynthia A. Scheuer
                                         Chief Financial Officer